Exhibit 99.1

FOR MORE INFORMATION
Media Contact:
Tyler Gronbach
919-297-1541
tyler.gronbach@dexone.com

Investor Contact:
Jamie Andelman
800-497-6329
invest@dexone.com

Seasoned Finance Executive Joins Dex One

New CFO, Gregory Freiberg, to Lead Financial Operations
In Support of Company’s Transformation

CARY, N.C., Sept. 7, 2011 – Dex One Corporation (NYSE: DEXO) today announced the appointment of Gregory Freiberg, a skilled finance executive with a strong technology background, to the position of executive vice president and chief financial officer.

“Greg’s solid accomplishments as a public company CFO, coupled with his extensive technology background make him an excellent addition to our new leadership team,” said Alfred Mockett, chief executive officer of Dex One. “As we transform our operations to help local business leverage digital media, his proven track record of delivering shareholder value will be invaluable.”

Reporting directly to Mockett, Freiberg, 44, will be responsible for all aspects of Dex One’s finance operations and will play a key role in executing the company’s business strategy. He will join the company on Monday, Sept. 12.

Freiberg comes to Dex One with a strong career of senior finance positions at leading global technology companies, including Savvis, XO Holdings, Asia Netcom, Level 3 Communications and MCI.

As chief financial officer of Savvis, a global outsourcing data center provider, he led the company through a transformation which resulted in double digit year-over-year revenue and EBITDA growth. He was also a principle architect of the company’s merger with CenturyLink, Inc., completed in July 2011.

While serving as CFO at XO Holdings, Freiberg successfully crafted a series of initiatives to strengthen the company’s balance sheet, drive growth in new revenue streams and decrease debt.

“This is an excellent opportunity to join a like-minded, aggressive team that is transforming Dex One into a leader in digital marketing and local search for businesses,” said Freiberg. “I look forward to working with Alfred and the leadership team.”

Freiberg began his career in the United States National Guard and during his 9-year career he rose to the rank of Captain and Infantry Company Commander.

He is a graduate of The University of South Dakota where he earned a BS in business administration.

In the last 12 months, Mockett has assembled an industry-leading management team, blending the best of the internal talent at Dex One with key appointments from the outside. Dex One’s leadership team comprises significant experience in the media, technology, and telecom industries.

About Dex One Corporation
Dex One Corporation (NYSE: DEXO) is a leading marketing solutions provider helping local businesses and their customers connect wherever and whenever they choose to search. Building on its heritage of delivering print-based solutions, the company provides integrated products and services to help its clients establish their digital presence and generate leads. Dex One’s locally based marketing experts offer a broad network of local marketing solutions including online, mobile and print search solutions, such as DexKnows.com. For more information, visit .

# # #

Certain statements contained in this press release regarding Dex One Corporation’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All forward-looking statements reflect only Dex One’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to Dex One. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause Dex One’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.